Exhibit 99.1

Contacts: Investor Relations InvestorRelations@uscentury.com Media Relations Martha Guerra-Kattou MGuerra@uscentury.com

USCB FINANCIAL HOLDINGS, INC.

APPOINTS MARIA C. ALONSO TO ITS BOARD OF DIRECTORS

Miami, FL – April 6, 2022 – USCB Financial Holdings, Inc. (the “Company”) (NASDAQ: USCB) and its wholly owned subsidiary, U.S. Century Bank (the “Bank”), announced today the appointment of Maria C. Alonso as an independent director of both the Company and the Bank.

Ms. Alonso, a highly respected business executive with a proven track record spanning more than 25 years across banking, marketing, social responsibility, and community engagement, most recently served as the President and CEO of United Way Miami, one of the region’s largest philanthropies, from 2017 through 2021.

“Maria brings decades of corporate experience, philanthropic leadership, and deep community ties across South Florida, making her an incredible addition to our board,” said Luis de la Aguilera, President and CEO of the Company and the Bank. “She’s a dynamo with tremendous energy and know-how that will help us realize our vision to be the best community bank in Florida.”

Under her strategic direction at United Way Miami, Ms. Alonso managed the community’s largest funder of health and human services while overseeing a $40 million dollar budget and more than 250 staff members across multiple locations, as well as a diverse Board of Directors comprised of private and public sector leaders.

“I am honored to join the U.S. Century Bank family at such an exciting time,” said Ms. Alonso. “I look forward to leveraging my experience in support of the Bank’s growth goals and commitment to giving back to the communities it serves.”

Ms. Alonso earned a Master of Business Administration (MBA) degree from Florida International University and is a Cum Laude graduate from the University of Miami with a Bachelor of Science degree in Industrial Engineering.

Her involvement in community organizations has included: New World School of the Arts (past Executive Committee Chair), Leadership Florida, International Women’s Forum, Greater Miami Chamber of Commerce (past Board Chair), Miami-Dade Beacon Council (past One Community, One Goal Co-Chair), Camillus House, Miami Dade College Foundation, The Miami Foundation, and Teach for America. Ms. Alonso is a recognized community leader having received numerous awards celebrating her civic, business, and philanthropic contributions to the South Florida community.

About USCB Financial Holdings, Inc.

USCB Financial Holdings, Inc. is the bank holding company for U.S. Century Bank. Established in 2002, U.S. Century Bank is one of the largest community banks headquartered in Miami, and one of the largest community banks in the state of Florida. U.S. Century Bank is rated 5-Stars by BauerFinancial, the nation’s leading independent bank rating firm. U.S. Century Bank offers customers a wide range of financial products and services and supports numerous community organizations, including the Greater Miami Chamber of Commerce, the South Florida Hispanic Chamber of Commerce, and ChamberSouth. For more information or to find a U.S. Century Bank banking center near you, please call (305) 715-5200 or visit www.uscentury.com.

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